Exhibit
1.       Press Release by Almost Family, Inc. dated August 19, 2002.
FOR IMMEDIATE RELEASE                                           August 19, 2002

            Almost Family Buys Back 8.4% Stake from Large Shareholder
                   Continues On-Going Stock Repurchase Program

Louisville, KY - Almost Family, Inc. (NASDAQ:AFAM) announced today that it has redeemed 210,100 shares of its common stock held by David T. Russell PhD. The shares redeemed represent 8.4% of the total shares outstanding prior to the transaction. Dr. Russell continues to hold approximately 30,000 shares of AFAM common stock or 1.3% of outstanding shares. The total purchase price for the stock redeemed was approximately $1.525 million, which was paid in cash today with funds available to the Company under its bank credit facility. The price paid per share was $7.25 representing a 13% discount to Friday's closing price and a 30% discount to the average trading price over the last 30 calendar days.

Had the transaction been completed at the beginning of the Company's current fiscal year, pro-forma earnings per share for the six months ended June 30, 2002, would have been $0.26 which is $0.01 or 4% higher than the reported $0.25. The Company expects the transaction to be accretive to earnings per share in future periods as well.

"This transaction re-emphasizes the confidence management and the Board of Directors have in the Company and in our prospects for the future." said William
B. Yarmuth, AFAM's Chairman and CEO, adding "It also allows us, in effect, to acquire a significant amount of cash flow for our existing shareholders at an attractive and accretive price. Furthermore, we will continue our pre-existing repurchase program independent of today's transaction."

The redemption of Dr. Russell's shares was approved by the Board of Directors outside of its previously initiated stock repurchase plan. That plan, which is compliant with Rule 10b-18 of the Securities Exchange Act of 1934, permits purchases to take place selectively from time to time in open market purchases through a broker or in privately negotiated transactions. Approximately $400,000 remains available for repurchases under that plan.

Dr. Russell commented on the share redemption: "This transaction was necessary due to certain unfortunate personal financial circumstances. I continue to believe strongly in the future of AFAM, in the Board of Directors and in management and I continue to hold a personally significant ownership in the Company."

Almost Family, Inc. is a health services company providing adult day health care services focused on providing alternatives for seniors and other special needs adults who wish to avoid nursing home and other institutional placement. The Company also operates a chain of Medicare-certified home health agencies under the trade name "CaretendersTM". The Company has operations in Alabama, Connecticut, Florida, Indiana, Kentucky, Maryland, Massachusetts, and Ohio.

Contact: William Yarmuth or Steve Guenthner (502) 899-5355.

All statements, other than statements of historical facts, included in this news release, including the objectives and expectations of management for future operating results are forward-looking statements. These forward-looking statements are based on the Company's current expectations. Although the company believes that the expectations expressed or implied in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.

Because forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially. The potential risks and uncertainties which could cause actual results to differ materially could include the impact of further changes in healthcare reimbursement systems, including the ultimate outcome of potential changes to Medicare PPS payment rates, the ability of the Company to maintain its level of operating performance, cost control objectives; government regulation; health care reform; pricing pressures from Medicaid and other third-party payers; and changes in laws and interpretations of laws relating to the healthcare industry. For a more complete discussion regarding these and other factors which could affect the Company's financial performance, refer to the Company's Securities and Exchange Commission filing on Form 10-K for the year ended December 31, 2001, in particular information under the headings "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company disclaims any intent or obligation to update its forward-looking statements.